                                                                     Exhibit 4.3

                           BALLARD POWER SYSTEMS INC.

                              9000 Glenlyon Parkway
                                  Burnaby, B.C.
                                     V5J 5J9

                            MANAGEMENT PROXY CIRCULAR
                              AS AT MARCH 20, 2002

     The board of directors of Ballard Power Systems Inc. is delivering this proxy circular to you in connection with the solicitation of your proxy for use at the annual meeting of shareholders to be held on May 16, 2002. In this proxy circular, unless the context otherwise requires, all references to "Ballard", "we", "us" and "our" refer to Ballard Power Systems Inc.

                            GENERAL PROXY INFORMATION

WHO CAN VOTE

     Recorded holders of Common shares of Ballard (the "Common shares") on March 27, 2002 can vote at the annual meeting. Each Common share has the right to one vote. If you acquire Common shares after March 27, 2002, you may vote those shares if at least 10 days before the annual meeting you make a request to Computershare Trust Company of Canada ("Computershare Trust") that you are entitled to vote the shares and establish that you own the shares. The request should be made to Computershare Trust at its address set out under "Appointment and Revocation of Proxies".

     As of March 20, 2002, 105,194,714 of our Common shares were outstanding. To the knowledge of our directors and officers, as of March 20, 2002, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, shares carrying more than 10% of the voting rights attached to our outstanding shares other than

     o DaimlerChrysler AG ("DaimlerChrysler"), which currently owns 19,211,891 Common shares, representing 18.26% of our outstanding Common shares, and

     o Ford Motor Company ("Ford"), which currently owns 22,155,041 Common shares, representing 21.06% of our outstanding Common shares.

     The ability of DaimlerChrysler and Ford to vote their Common shares on the election of directors is restricted. See "Election of Directors ".

HOW YOU CAN VOTE

     If you are a registered shareholder, you may vote your Common shares either by attending the annual meeting in person or, if you do not plan to attend the annual meeting, by completing the proxy and following the delivery instructions contained in the form of proxy and this proxy circular.

     If you are an unregistered shareholder (your Common shares are held in "street name" because they are registered in the name of a stockbroker or financial intermediary), you must follow special procedures if you wish to vote at the annual meeting:

     o TO VOTE IN PERSON -- insert your name in the space provided in the proxy for the appointment of a person, other than the persons named in the proxy, as proxyholder; or

     o IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING -- vote by proxy by following the instructions included in the proxy provided to you by your stockbroker or financial intermediary.

In either case, make sure that you deliver your proxy in the manner described in this proxy circular or as instructed by your stockbroker or financial intermediary. If you are an unregistered shareholder and do not follow these special procedures and attend the annual meeting, you will not be entitled to vote at the annual meeting.

SOLICITATION OF PROXIES

     We are soliciting proxies primarily by mail, but our directors, officers and employees may solicit proxies personally, by telephone, by facsimile transmission or by other means of electronic communication. We pay all costs of soliciting proxies.

APPOINTMENT AND REVOCATION OF PROXIES

     The persons named in the accompanying form of proxy are our Chairman of the Board and Chief Executive Officer and our Vice President, Strategic Development and Corporate Secretary. YOU MAY ALSO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER OF BALLARD) TO REPRESENT YOU AT THE ANNUAL MEETING EITHER BY INSERTING SUCH OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER SUITABLE FORM OF PROXY. A proxy will not be valid unless the completed form of proxy is delivered to Computershare Trust by mail or by hand at its office at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

     You can revoke your proxy by

     o providing a written notice of revocation to Computershare Trust before 10:00 a.m. on May 14, 2002,

     o providing a written notice of revocation to us at our registered office, which is located at the offices of Lang Michener, 1500 - 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7, before the end of business on May 15, 2002,

     o advising the Chairman of the annual meeting that you are voting in person at the annual meeting, or

     o    any other manner provided by law.

Your revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

EXERCISE OF DISCRETION

     The nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented by the proxy in accordance with your instructions. The proxy grants the nominees the discretion to vote on

     o each matter or group of matters identified in the proxy where you do not specify how you want to vote,

     o any amendment to or variation of any matter identified in the proxy, and

     o    any other matter that properly comes before the annual meeting.

     IF YOU DO NOT SPECIFY A CHOICE IN YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF EACH MATTER DESCRIBED IN THIS PROXY CIRCULAR TO BE VOTED ON AT THE ANNUAL MEETING.

     As of the date of this proxy circular, we know of no amendment, variation or other matter that may come before the annual meeting, but if any amendment, variation or other matter properly comes before the meeting each nominee named in the proxy intends to vote in accordance with the nominee's best judgment.

                              ELECTION OF DIRECTORS

     Our board of directors will have 12 members. Seven directors will be elected by you at the annual meeting and five additional directors will be appointed after the annual meeting by two of our key shareholders, DaimlerChrysler and Ford. DaimlerChrysler and Ford have separate appointment rights under certain agreements they have entered into with us. You cannot vote on the nominees that will be appointed by DaimlerChrysler and Ford. Each director elected will hold office until the end of our next annual meeting, or if no director is then elected, until a successor is elected or until the director resigns.

     DIRECTORS TO BE ELECTED BY YOU. Each of the proposed nominees for election by you has been nominated by our management. The following table sets out certain information regarding the nominees for election as directors by you. One of our current directors, James R. Leva, will be retiring from the board and therefore will not be standing for re-election. Information included in this table has been provided by the nominees. A separate table follows with similar information about the nominees that DaimlerChrysler and Ford have advised us they intend to appoint.

---------------------------------------------------------------------------------------------------------------------------
FIROZ A. RASUL                                                                    (PHOTO OF FIROZ RASUL)

Director Since:                 1989

Principal Occupation:           Chairman of the Board and Chief Executive
                                Officer of Ballard

Recent Business Experience:     Mr. Rasul has been a director and the Chief
                                Executive Officer of Ballard since 1989. He has
                                been Chairman of the Board since May 1999
                                and from June 1989 to May 1999 he was the
                                President of Ballard.

Number of Shares Held:          311,244

Residence:                      Canada
---------------------------------------------------------------------------------------------------------------------------
A. CHARLES BAILLIE                                                                (PHOTO OF A. CHARLES BAILLIE)

Director Since:                 Nominee

Principal Occupation:           Chairman and Chief Executive Officer of The
                                Toronto-Dominion Bank

Recent Business Experience:     Mr. Baillie has been the Chairman and Chief
                                Executive Officer of The Toronto-Dominion
                                Bank (financial services) since 1998. Before
                                then he was President and Chief Executive Officer
                                (1997), President (1995-1997) and
                                Vice-Chairman, Corporate & Investment
                                Banking Group (1992-1995).

Number of Shares Held:          Nil

Residence:                      Canada

---------------------------------------------------------------------------------------------------------------------------
STEPHEN T. BELLRINGER                                                             (PHOTO OF STEPHEN BELLRINGER)

Director Since:                 1998

Principal Occupation:           Chairman of Anthem Properties Corp.

Recent Business Experience:     Before joining Anthem Properties Corp. (real
                                estate investment and development),
                                Mr. Bellringer was President and Chief
                                Executive Officer of Canadian Hotel Income
                                Properties REIT (real estate development)
                                (1999-2002), President and Chief Executive
                                Officer of Orca Bay Sports & Entertainment
                                (professional sports) (1997-1999) and President
                                and Chief Executive Officer of each of
                                BC Gas Inc. (1996-1997) and BC Gas Utility
                                (1994-1995).

Number of Shares Held:          2,000

Residence:                      Canada
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
ED KILROY                                                                         (PHOTO OF ED KILROY)

Director Since:                 Nominee

Principal Occupation:           President of IBM Canada Ltd.

Recent Business Experience:     Mr. Kilroy has been the President of IBM
                                Canada Ltd. (information technology) since
                                May 2001. Before May 2001 he was General
                                Manager of e-Commerce Solutions of IBM
                                Canada Ltd. (1999-2001) and Chief Executive
                                Officer of IBM Australia (1998-1999).

Number of Shares Held:          Nil

Residence:                      Canada

---------------------------------------------------------------------------------------------------------------------------
RAYMOND ROYER                                                                     (PHOTO OF RAYMOND ROYER)

Director Since:                 1998

Principal Occupation:           President and Chief Executive Officer of
                                Domtar Inc.

Recent Business Experience:     Before joining Domtar Inc. (manufacturing and
                                forest products), Mr. Royer was the President
                                and Chief Operating Officer of Bombardier Inc.
                                (aerospace, rail transportation and recreational
                                products) (1986-1996).

Number of Shares Held:          3,115

Residence:                      Canada
---------------------------------------------------------------------------------------------------------------------------

JOHN SHERIDAN                                                                     (PHOTO OF JOHN SHERIDAN)

Director Since:                 2001

Principal Occupation:           President of Bell Canada

Recent Business Experience:     Mr. Sheridan has been the President of Bell
                                Canada (telecommunication services) since
                                October 2000. Before October 2000 he was
                                Vice-Chairman, Market Groups (1998-2000), Group
                                Vice President, Products & Solutions (1997-1998)
                                and Group Vice President, Business Development
                                (1996-1997).

Number of Shares Held:          142

Residence:                      Canada
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

DOUGLAS W.G. WHITEHEAD                                                            (PHOTO OF DOUGLAS W.G. WHITEHEAD)

Director Since:                 1998

Principal Occupation:           President and Chief Executive Officer of
                                Finning International Inc.

Recent Business Experience:     Before joining Finning (heavy equipment
                                reseller), Mr. Whitehead was the President and
                                Chief Executive Officer of Fletcher Challenge
                                Canada Ltd. (forest products) (1992-1998).

Number of Shares Held:          1,142

Residence:                      Canada

---------------------------------------------------------------------------------------------------------------------------

     DIRECTORS TO BE APPOINTED BY DAIMLERCHRYSLER AND FORD. As part of the terms of an alliance (the "Alliance") among Ballard, DaimlerChrysler, Ford and certain associated companies, we have granted each of DaimlerChrysler and Ford certain rights to elect a number of directors in proportion to its percentage ownership interest in us. For this purpose, DaimlerChrysler is deemed to own an additional 7,613,212 Common shares that will be issued to DaimlerChrysler at the closing of our purchase of DaimlerChrysler's minority interest in our subsidiary, Ballard Power Systems AG (formerly XCELLSIS AG ("Xcellsis")). Based on their current shareholdings, DaimlerChrysler may appoint three directors and Ford may appoint two directors. The number of directors that may be appointed by DaimlerChrysler or Ford may decrease if there is a decline in its respective percentage share ownership.


     The legal mechanism through which DaimlerChrysler and Ford exercise their board appointment rights is contained in two classes of our shares. One share from each of these classes has been issued to a holding company which is jointly owned by us, DaimlerChrysler and Ford. During any election of our directors, DaimlerChrysler and Ford each may exercise the rights attached to these shares to elect the permitted numbers of directors. Daimler Chrysler and Ford have agreed to exercise all voting rights they have in connection with the election of directors through these shares and have otherwise agreed not to vote their Common shares in connection with the election of directors (other than to provide, in their discretion, a proxy to vote in favour of the election of directors nominated by our management).

     The following table sets out certain information regarding the individuals DaimlerChrysler and Ford have told us they intend to appoint as directors of Ballard. This appointment will occur immediately after the annual meeting. Each nominee is a newly appointed director. Information included in this table has been provided by the nominees.

---------------------------------------------------------------------------------------------------------------------------
JAMES D. DONLON III                                                               (PHOTO OF JAMES D. DONOLON III)

Principal Occupation:           Senior Vice President -- Controlling Chrysler,
                                DaimlerChrysler

Recent Business Experience:     Mr. Donlon has been Senior Vice President --
                                Controlling Chrysler, DaimlerChrysler since
                                2000. Before 2000 he was Senior Vice President
                                and Corporate Controller (1998-2000) and Vice
                                President and Controller of Chrysler
                                Corporation (1994-1998).

Number of Shares Held:          Nil

Residence:                      U.S.A.

Appointed By:                   DaimlerChrysler
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

PROF. JURGEN HUBBERT                                                              (PHOTO OF PROF. JURGEN HUBBERT)

Principal Occupation:           Member of the Board of Management,
                                DaimlerChrysler, responsible for Mercedes-Benz
                                and Smart

Recent Business Experience:     Prof. Hubbert has been a member of the Board
                                of Management of DaimlerChrysler since 1998
                                and a member of the Board of Management of
                                Mercedes-Benz (1989-1998).

Number of Shares Held:          Nil

Residence:                      Germany

Appointed By:                   DaimlerChrysler

---------------------------------------------------------------------------------------------------------------------------
JOHN RINTAMAKI                                                                    (PHOTO OF JOHN RINTAMAKI)

Principal Occupation:           Chief of Staff and Corporate Secretary, Ford

Recent Business Experience:     Mr. Rintamaki has been Chief of Staff and
                                Corporate Secretary of Ford since 2000. Before
                                that he was Group Vice President, Chief of
                                Staff and Corporate Secretary (1999-2000), Vice
                                President, General Counsel and Corporate
                                Secretary (1999-2000) and Assistant General
                                Counsel and Corporate Secretary (1993-1999).

Number of Shares held:          Nil

Residence:                      U.S.A.

Appointed by:                   Ford Motor Company

---------------------------------------------------------------------------------------------------------------------------

DR. GERHARD SCHMIDT                                                               (PHOTO OF DR. GERHARD SCHMIDT)

Principal Occupation:           Vice President, Research, Ford

Recent Business Experience:     Dr. Schmidt has been Vice President, Research,
                                Ford since 2001. Before that he was Senior Vice
                                President, Powertrain Development of BMW AG
                                (1996-2000).

Number of Shares held:          Nil

Residence:                      U.S.A.

Appointed by:                   Ford Motor Company
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

DR.-ING. HANS-JOACHIM SCHOPF                                                      (PHOTO OF DR.-ING. HANS-JOACHIM SCHOPF)

Principal Occupation:           Senior Vice President, Development,
                                Mercedes-Benz Passenger Cars and Smart
                                DaimlerChrysler

Recent Business Experience:     Dr. Schopf has been Senior Vice President,
                                Development, Mercedes-Benz Passenger Cars
                                and Smart DaimlerChrysler since 1999. Before
                                that he was Senior Vice President, Plant
                                Manager, Sindelfingen, DaimlerBenz (1995-1998).

Number of Shares Held:          Nil

Residence:                      Germany

Appointed By:                   DaimlerChrysler

---------------------------------------------------------------------------------------------------------------------------

BOARD OF DIRECTORS

     The board of directors is responsible for the governance of Ballard. It establishes our overall policies and standards. The directors are kept informed of our operations at meetings of the board and its committees, and through reports and analysis by, and discussions with, management.

     The board of directors meets on a regularly scheduled basis. In addition to the four regularly scheduled meetings of the board held in 2001, the board met on eight occasions, in person or by telephone conference, to deal with emergent issues. In addition, communications between the directors and management occur apart from regularly scheduled board and committee meetings.

     In 2001 the board of directors adopted minimum share ownership guidelines for outside, unrelated directors. See "Corporate Governance -- Independence of the Board". These guidelines require directors to own at least 2,000 of our Common shares. Directors appointed in 2001 or earlier have until March 2004 to comply with this requirement. New directors have five years from the date that they are first elected to the board to comply with this requirement. Any director that fails to comply with the minimum share ownership requirement may not stand for re-election. These minimum share ownership guidelines do not apply to the directors appointed by DaimlerChrysler or Ford as those directors do not receive any compensation from Ballard for serving on our board due to their internal conflict of interest guidelines.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established three standing committees, the Audit Committee, the Management Development & Compensation Committee and the Corporate Governance & Nominating Committee. Each of these committees has been delegated certain responsibilities and has been instructed to perform certain advisory functions and either make certain decisions or recommendations and report to the board of directors. None of the members of these committees are current or former officers or employees of Ballard or any of its subsidiaries.

AUDIT COMMITTEE

Members:                   Douglas W.G. Whitehead (Chairman)
                           Stephen T. Bellringer
                           James D. Donlon III

Function:                  The Audit Committee assists the board of directors in
                           fulfilling its responsibilities by reviewing financial information, the systems of corporate controls and the audit process. The Audit Committee operates under a charter that is approved by the board of directors and which mandates the responsibilities of the Audit Committee.

                           The Audit Committee meets with our financial officers and our independent auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee also recommends to the board of directors the auditors to be appointed.

                           The Audit Committee is mandated to monitor the audit of Ballard and the preparation of financial statements, to review and recommend to the board of directors all financial disclosure contained in prospectuses, annual reports, annual information forms, management proxy circulars, and other similar documents, and to meet with the outside auditors independently of management. The Audit Committee reviews and approves the quarterly financial statements and related financial disclosure.

Meetings in 2001:          8

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Members:                   Raymond Royer (Chairman)
                           Dr. Gerhard Schmidt
                           John Sheridan

Function:                  The Management Development & Compensation Committee
                           is responsible for considering and authorizing terms of employment and compensation of executive officers and senior management and reviewing all awards under our share incentive plans.

                           The Management Development & Compensation Committee also ensures appropriate senior management succession planning, recruitment, development, training and evaluation.

Meetings in 2001:          3

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

Members:                   Stephen T. Bellringer (Chairman)
                           Prof. Jurgen Hubbert
                           John Rintamaki
                           Raymond Royer
                           Douglas W.G. Whitehead

Function:                  The Corporate Governance & Nominating Committee is
                           responsible for recommending the size of the board and nominees for election to the board of directors, for monitoring corporate governance issues, including the formation of committees of the board of directors and the appointment of directors and their compensation. The Corporate Governance & Nominating
                           Committee provides input to the Chairman of the Management Development & Compensation Committee with respect to the evaluation of the performance of the Chief Executive Officer in his role as Chairman of the Board.

                           The Corporate Governance & Nominating Committee's other responsibilities include succession planning for the Chairman of the Board.

Meetings in 2001:          4



CORPORATE GOVERNANCE

     The Toronto Stock Exchange (the "TSE") requires that each listed corporation disclose the corporation's policies with respect to corporate governance. The disclosure must be made with reference to the guidelines (the "TSE Guidelines") contained in the final report of the TSE Committee on Corporate Governance. The TSE Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members.

     Our board of directors and senior management consider good corporate governance to be central to our effective and efficient operation. The disclosure required by the TSE is set out in a table attached as Appendix A to this proxy circular.

     INDEPENDENCE OF THE BOARD. The TSE Guidelines focus on the constitution and independence of corporate boards. Under the TSE Guidelines, an "unrelated" director is a director who is independent of our management and is free from any interest in any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to our best interests, other than interests and relationships arising from shareholdings. The TSE Guidelines also distinguish between inside directors (a director who is an officer or employee of Ballard or any of its affiliates) and outside directors. Our "related" and "unrelated" directors and nominees are as follows:

UNRELATED DIRECTORS AND NOMINEES            RELATED DIRECTORS AND NOMINEES
--------------------------------            ------------------------------------
A. Charles Baillie                          Firoz A. Rasul(1)
Stephen T. Bellringer                       James D. Donlon III(2)
Ed Kilroy Prof.                             Jurgen Hubbert(2)
Raymond Royer                               John Rintamaki(3)
John Sheridan                               Dr. Gerhard Schmidt(3)
Douglas W.G. Whitehead                      Dr.-Ing. Hans-Joachim Schopf(2)


----------------

(1) Inside director (Chairman of the Board and Chief Executive Officer)

(2) DaimlerChrysler appointee

(3) Ford appointee

     LEAD DIRECTOR. Since the Chairman of the Board is also our Chief Executive Officer, Stephen T. Bellringer, the Chairman of the Corporate Governance & Nominating Committee, also acts as Lead Director of the board of directors. As Lead Director, Mr. Bellringer is responsible for ensuring the appropriate organization, content and flow of information to the board of directors, that all concerns of the directors are addressed and that the board of directors acts independently of our management.

     SIGNIFICANT SHAREHOLDER. The TSE Guidelines recommend that if a company has a "significant shareholder", the board of directors should, in addition to having a majority of unrelated directors, include a number of directors who do not have interests in, or relationships with, either the company or the significant shareholder and should be constituted to fairly reflect the investment in the company by shareholders other than the significant shareholder. A "significant shareholder" is defined as a shareholder with the ability to exercise a majority of the votes for the election of directors attached to the outstanding shares of the company. In 2001, we did not have a significant shareholder.

                             APPOINTMENT OF AUDITORS

     KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, will be nominated at the annual meeting for reappointment as our auditors at a remuneration to be fixed by the board of directors. KPMG LLP were appointed as our auditors in 1999, succeeding our previous auditors, PricewaterhouseCoopers LLP, Chartered Accountants.

                                SHARE OPTION PLAN

     To continue to foster an entrepreneurial spirit amongst our employees and encourage them to achieve our medium and long-term goals, we believe that it is important to provide opportunities for our employees to acquire our shares. As a result, adopting and maintaining in place appropriate share incentive plans is a key element of our compensation philosophy. A description of this philosophy is set out under "Report on Executive Compensation".

     Due to our acquisition of DaimlerChrysler's and Ford's interests in Xcellsis and Ecostar Electric Drive Systems L.L.C. ("Ecostar") on November 30, 2001, the number of our employees increased significantly. Based on our compensation structure and our annual grant of options to our employees, we will soon exhaust all permitted grants of options under our current 2000 Share Option Plan (the "2000 Option Plan"). To ensure that all our employees can participate in our option plans, we need to adopt a new share option plan (the "Proposed 2002 Option Plan").

     To ensure that the Proposed 2002 Option Plan reflects current market practices in the industry, we retained William M. Mercer Limited ("Mercer"), a global professional services firm, to advise us as to the structure of the Proposed 2002 Option Plan. Mercer recommended that the terms of the Proposed 2002 Option Plan should be substantially the same as the terms of the 2000 Option Plan.

     Given our significant growth and corporate development in the last year, we have begun to make changes to our compensation policies to reflect industry standards for companies of our size and stage of development. While share incentive plans will continue to play a significant role in our compensation plans, commencing in 2003 we intend to reduce the number of options that we grant to our employees, officers and directors. As a result, we anticipate that the 2000 Option Plan and the Proposed 2002 Option Plan will allow us to meet our option grant requirements for the next three years.

     The following is a detailed description of the Proposed 2002 Option Plan. You may obtain a copy of the Proposed 2002 Option Plan from our Corporate Secretary by telephone at (604) 454-0900 or by facsimile at (604) 412-3131.

PROPOSED 2002 OPTION PLAN

     The Proposed 2002 Option Plan permits options to be granted on generally the same terms as the 2000 Option Plan. Options under the Proposed 2002 Option Plan are granted by the board of directors on the recommendation of our Chief Executive Officer and after review by the Management Development & Compensation Committee.

     Each director, officer and employee (including permanent part-time employees and seconded employees) of Ballard or any of our subsidiaries may receive options under the Proposed 2002 Option Plan. However, of the 4,000,000 shares which may be issued on the exercise of options under the Proposed 2002 Option Plan, the maximum number of shares which can ever be subject to options to outside directors, as a group, is 150,000 and each year the maximum that can be granted to each individual director who is not also an officer is 10,000.

     The option exercise price will be the closing price per share for our Common shares on the TSE on the last trading day on the TSE before the effective date of the option. The maximum term for each option is 10 years (the "Option Term"). Unless otherwise determined by the board of directors, and subject to acceleration under certain circumstances, one-third of each option will vest and become exercisable any time after the first, second and third anniversaries of the date of grant of the option so that the option is fully exercisable after the third anniversary of the date of grant. Any Common shares not acquired because an option has expired or been cancelled may be made subject to a further option. No options may be repriced after they are granted.

     The Proposed 2002 Option Plan states that if an "accelerated vesting event" occurs, any outstanding option may be exercised at any time on or before the 60th day after such event. Such an event would occur if

     o a takeover bid is made that could result in someone acquiring at least two-thirds of our voting shares,

     o any person or group of persons acting together acquire at least two-thirds of our voting shares,

     o    someone purchases all or substantially all of our assets, or

     o we join in any business combination that results in our shareholders owning one-third or less of the voting shares of the combined entity.

     With regards to the exercise of an option, generally, no director, officer or employee can exercise any option more than 30 days after the last day on which the director ceased to be a director or the officer or employee ceased to work for Ballard or a Ballard subsidiary. In certain circumstances there are exceptions to this restriction such as on the death, retirement or disability of an option holder.

     We will make appropriate adjustments to the number of shares that can be issued under the Proposed 2002 Option Plan, the exercise price per share and the total number of shares that may be subject to option or issued under the Proposed 2002 Option Plan, if our Common shares are subdivided or consolidated, if a dividend is paid in our Common shares or if there are certain other reorganizations or other events affecting our Common shares.

     The Proposed 2002 Option Plan has the following specific limitations on the number of Common shares that may be issued or reserved for issuance under any of our share compensation arrangements:

     o to our insiders, the number may not exceed 10% of our Common shares outstanding on a non-diluted basis at that time, and,

     o to any insider and his or her associates, within a one-year period, the number may not exceed 5% of the Common shares outstanding on a non-diluted basis at that time.

     In addition to the 4,000,000 Common shares to be made available for issue under the Proposed 2002 Option Plan, as of March 20, 2002, options to purchase 6,868,877 of our Common shares have been granted and remain outstanding under our current and previous option plans.

                                     BYLAWS

     The board of directors adopted our new Bylaws on March 1, 2002. Our previous Bylaws were approved by our shareholders on July 12, 1989, and predated our initial public offering in 1993. No changes had been made to our previous Bylaws except for certain amendments made in support of the Alliance and approved by shareholders on November 27, 2001. Given the length of time since our previous Bylaws were originally adopted and given the recent amendments to the Canada Business Corporations Act ("CBCA"), the board of directors determined it was appropriate for us to adopt new Bylaws. The new Bylaws are required to be submitted to shareholders at the annual meeting for confirmation, rejection or amendment. A copy of the new Bylaws is attached as Appendix B to this proxy circular.

     The new Bylaws differ from the previous Bylaws as follows:

     o eliminating provisions that are duplicated in the CBCA. This will eliminate the need to amend the new Bylaws to reflect future amendments to the CBCA;

     o eliminating provisions that granted authority to the directors for specific acts that are within the existing general scope of the directors' authority;

     o providing that a quorum for a meeting of shareholders is at least two individuals holding or representing by proxy not less than 5% of the votes eligible to be cast at the meeting rather than just two individuals with no minimum requirement as to shareholding; and

     o reflecting recent amendments to the CBCA that permit, for example, attendance at shareholder meetings entirely by means of an electronic communications facility, and the election of a greater number of directors that are not Canadian residents.

                               APPROVALS REQUIRED

     The Proposed 2002 Option Plan has been approved by our board of directors. The Proposed 2002 Option Plan must also be approved by a majority vote of the shares voted at the annual meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE ADOPTION OF THE PROPOSED 2002 OPTION PLAN.

     Our new Bylaws have been approved by our board of directors. The new Bylaws must also be approved by a majority vote of the shares voted at the annual meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE ADOPTION OF THE NEW BYLAWS.

                               GENERAL INFORMATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR EXECUTIVE OFFICERS

The following table summarizes the compensation paid during the last three fiscal years to the Chairman of the Board and Chief Executive Officer and each of our four other executive officers who had the highest aggregate compensation (salary and bonuses for 2001) and three former officers who each would have been one of the four executive officers with the highest aggregate compensation had they continued to be executive officers of Ballard on December 31, 2001 (each, a "Named Executive Officer").

     The primary compensation of our Named Executive Officers is through salary (which has a cash and share component) and bonuses (generally paid in shares). All long-term compensation awards consist of options to acquire Common shares. To date, we have not granted any share appreciation rights. All references in this proxy circular to numbers of Common shares have been adjusted to reflect such subdivision. All dollar figures represented below are in Canadian currency.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                   ANNUAL COMPENSATION                          AWARDS
                                 --------------------------------------------------------   --------------
                                                                                              SECURITIES
                                                                  SPECIAL    OTHER ANNUAL       UNDER           ALL OTHER
NAME AND                                  SALARY       BONUS       BONUS     COMPENSATION      OPTIONS        COMPENSATION
PRINCIPAL POSITION                YEAR    ($)(1)      ($)(2)       ($)(3)       $(4)             (#)             ($)(5)
------------------------        -------  ---------   ---------   ---------  -------------   --------------   ---------------
Firoz A. Rasul                    2001     551,248     191,314        --        14,400         135,000         14,395(6)
Chairman of the Board and         2000   1,343,876     797,184        --        14,400         120,000         14,334
Chief Executive Officer           1999     349,714   1,795,068        --        14,400         120,000         14,327

Noordin S.K. Nanji                2001     298,375     101,899     425,000      15,135(7)       75,000         14,364(8)
Vice President, Strategic         2000     550,548     424,668        --        14,400          60,000         14,319
Development and Corporate         1999     231,211     684,367        --        14,400          60,000         14,327
Secretary

Eamonn J. Percy(9)                2001     253,957      84,636      75,000      14,400          75,000         27,080(10)
Former Vice President,            2000     326,482     279,353        --        14,400          45,000         14,214
Operations                        1999     156,619     528,381        --         9,600          30,000         14,000

Paul C. Lancaster                 2001     207,946      67,029     270,000      14,985(11)      60,000         14,185(12)
Vice President, Finance           2000     326,482     279,353        --        14,400          45,000         14,214
                                  1999     179,374     629,018        --        14,400          45,000         14,098

David S. Smith(13)                2001     191,408      57,558     220,021      14,400          45,000         28,946(14)
Vice President, Controller        2000      27,174     331,464        --         3,400          30,000          1,662
                                  1999          --          --        --          --              --               --

Layle K. Smith(15)                2001     515,971          --     300,000      13,200         120,000      2,671,702(16)
Former President and Chief        2000   1,343,876     797,184        --        14,400         120,000         14,334
Operating Officer                 1999     349,714   1,795,068        --        14,400         120,000         14,327

James F. Kirsch(17)               2001     290,540      20,769     275,000      17,480(18)      60,000         26,725(19)
Former Vice President and         2000     549,048     424,668        --        14,400          60,000         14,318
President, Ballard                1999      31,625     267,284        --        26,963(20)      30,000          1,935
Generation Systems Inc.

Dr. Alfred E. Steck(21)           2001     109,229        --          --        13,800(22)      45,000        815,199(23)
Former Vice President and         2000     340,139     279,353        --        14,400          45,000         14,257
Chief Technical Officer and       1999     200,731     629,017        --        14,400          45,000         14,319
President, Ballard Advanced
Materials Corporation



(1) The figures disclosed in this column represent both cash remuneration and the fair market value of Common shares received, in lieu of cash remuneration, under our share distribution plans. See "Report on Executive Compensation -- Philosophy and Objectives". Details of the fair market value of Common shares on the date of receipt, are as follows:



                                                           SHARES ISSUED IN     FAIR MARKET
                                                 CASH        LIEU OF CASH          VALUE         TOTAL SALARY
NAME                                YEAR         ($)         REMUNERATION           ($)               ($)
----                              --------    ---------    -----------------   -------------     -------------

Firoz A. Rasul                      2001        252,161          4,456             299,087          551,248
                                    2000        209,094          7,476           1,134,782        1,343,876
                                    1999        199,944          3,721             149,770          349,714

Noordin S.K. Nanji                  2001        217,831          1,200              80,544          298,375
                                    2000        202,038          2,296             348,509          550,548
                                    1999        183,837          1,177              47,374          231,211

Eamonn J. Percy                     2001        190,193            950              63,764          253,957
                                    2000        151,923          1,150             174,559          326,482
                                    1999        124,419            800              32,200          156,619

Paul C. Lancaster                   2001        167,607            601              40,339          207,946
                                    2000        151,923          1,150             174,559          326,482
                                    1999        132,000          1,177              47,374          179,374

David S. Smith                      2001        157,915            499              33,493          191,408
                                    2000         20,192             46               6,982           27,174
                                    1999            --              --                --                 --

Layle K. Smith                      2001        216,884          4,456             299,087          515,971
                                    2000        209,094          7,476           1,134,782        1,343,876
                                    1999        199,944          3,721             149,770          349,714

James F. Kirsch                     2001        209,996          1,200              80,544          290,540
                                    2000        200,538          2,296             348,509          549,048
                                    1999         31,625            --                   --           31,625

Dr. Alfred E. Steck                 2001         68,890            601              40,339          109,229
                                    2000        165,580          1,150             174,558          340,139
                                    1999        153,357          1,177              47,374          200,731


(2) The figures disclosed in this column represent the fair market value of Common shares received under our share distribution plans as a bonus and not as part of salary. The amount shown as the fair market value of the Common shares received for 1999 has been restated from our 2000 Management Proxy Circular to reflect the corrected fair market value received by the Named Executive Officer. The fair market value of the Common shares issued to our Named Executive Officers, on the date of receipt, was as follows:



                                               SHARES ISSUED UNDER       FAIR MARKET
                                               SHARE DISTRIBUTION           VALUE          CASH BONUS         TOTAL
NAME                                YEAR              PLAN                   ($)               ($)             ($)
----                               -------     ---------------------    ------------       -----------      ---------
Firoz A. Rasul                      2001                4,444               191,314             --            191,314
                                    2000               11,877               797,184             --            797,184
                                    1999               11,826             1,795,068             --          1,795,068

Noordin S.K. Nanji                  2001                2,367               101,899             --            101,899
                                    2000                6,327               424,668             --            424,668
                                    1999                5,644               684,367             --            684,367

Eamonn J. Percy                     2001                1,966                84,636             --             84,636
                                    2000                4,162               279,353             --            279,353
                                    1999                3,481               528,381             --            528,381

Paul C. Lancaster                   2001                1,557                67,029             --             67,029
                                    2000                4,162               279,353             --            279,353
                                    1999                4,144               629,018             --            629,018

David S. Smith                      2001                1,337                57,558             --             57,558
                                    2000                1,837(24)           250,619         80,845(25)        331,464
                                    1999                   --                  --               --                 --

Layle K. Smith                      2001                   --                  --               --                 --
                                    2000               11,877               797,184             --            797,184
                                    1999               11,826             1,795,068             --          1,795,068

James F. Kirsch                     2001                   --                  --           20,769(26)         20,769
                                    2000                6,327               424,668             --            424,668
                                    1999                2,832               267,284             --            267,284

Dr. Alfred E. Steck                 2001                   --                  --               --                 --
                                    2000                4,162               279,353             --            279,353
                                    1999                4,144               629,017             --            629,017


(3) The figures disclosed in this column represent the fair market value in November 2001 of our Common shares received as a one-time bonus following the completion of our acquisition of the interests of DaimlerChrysler and Ford in Xcellsis and Ecostar. The Named Executive Officers received shares at fair market value on the date of receipt as follows: Noordin S.K. Nanji -- 9,635 Common shares; Eamonn J. Percy -- 1,700 Common shares; Paul C. Lancaster -- 6,121 Common shares; David S. Smith -- 4,988 Common shares; Layle K. Smith -- 6,801 Common shares; and James F. Kirsch -- 6,234 Common shares.

(4) Unless otherwise stated, the figures disclosed in this column represent an annual automobile allowance for each individual.

(5) The figures disclosed in this column for Firoz A. Rasul, Noordin S.K. Nanji, Layle K. Smith, James F. Kirsch and Dr. Alfred E. Steck have been restated for 1999 and 2000 from our 2001 Management Proxy Circular to include, in addition to the previously disclosed annual contributions to a registered retirement savings plan ("RRSP"), life insurance premiums paid by us for the benefit of such Named Executive Officers for such years.

(6) This figure represents a RRSP contribution made by us on behalf of Mr. Firoz A. Rasul in the amount of $13,500 and an insurance premium paid by us in the amount of $895 for the benefit of Mr. Rasul.

(7) This figure represents Mr. Noordin S.K. Nanji's annual automobile allowance of $14,400 and the value of imputed interest benefits related to Mr. Nanji's tax loan in the amount of $735.

(8) This figure represents a RRSP contribution made by us on behalf of Mr. Noordin S.K. Nanji in the amount of $13,500 and an insurance premium paid by us in the amount of $864 for the benefit of Mr. Nanji. See "Indebtedness of Directors, Executive Officers and Senior Officers."

(9) Mr. Eamonn J. Percy resigned as Vice President, Operations on February 15, 2002.

(10) This figure represents a cash payment in the amount of $26,326 made to Mr. Eamonn J. Percy in lieu of a RRSP contribution and an insurance premium paid by us in the amount of $754 for the benefit of Mr. Percy. The figures for 1999 and 2000 represent a RRSP contribution made by us on behalf of Mr. Percy in the amount of $13,500 for each year and an insurance premium paid by us in the amount of $500 and $714, for each respective year, for the benefit of Mr. Percy.

(11) This figure represents Mr. Paul C. Lancaster's annual automobile allowance of $14,400 and the value of imputed interest benefits related to Mr. Lancaster's tax loan in the amount of $585. See "Indebtedness of Directors, Executive Officers and Senior Officers."

(12) This figure represents a RRSP contribution made by us on behalf of Mr. Paul
     C. Lancaster in the amount of $13,500 and an insurance premium paid by us in the amount of $685 for the benefit of Mr. Lancaster. The figures for 1999 and 2000 represent a RRSP contribution made by us on behalf of Mr. Lancaster in the amount of $13,500 for each year and an insurance premium paid by us in the amount of $598 and $714, for each respective year, for the benefit of Mr. Lancaster.

(13) Amounts shown for 2000 reflect two months of employment.

(14) This figure represents a cash payment in the amount of $28,301 made to Mr. David S. Smith in lieu of a RRSP contribution and an insurance premium paid by us in the amount of $645 for the benefit of Mr. Smith. The figure for 2000 represents a RRSP contribution made by us on behalf of Mr. Smith in the amount of $1,558 and an insurance premium paid by us in the amount of $104 for the benefit of Mr. Smith.

(15) Amounts shown for 2001 reflect 11 months of employment as President and Chief Operating Officer. No payments were made to Mr. Layle K. Smith in December of 2001 under his consulting agreement entered into after his resignation.

(16) This figure represents the amount paid to Mr. Layle K. Smith pursuant to the terms of a termination agreement entered into upon his resignation from his employment with us on November 30, 2001. Of this amount, $1,578,104 was paid in cash and $1,079,184 was satisfied by the issuance of 21,588 Common shares at a deemed price of $49.99 per share. See "Termination Agreements". The figure also includes a RRSP contribution made by us on behalf of Mr. Smith in the amount of $13,500 and an insurance premium paid by us in the amount of $914 for the benefit of Mr. Smith.

(17) Amounts shown for 2001 reflect 11 months of employment as Vice President and President of Ballard Generation Systems Inc. and one month of full-time temporary employment with our subsidiary Ballard Power Corporation ("BPC").

(18) This figure represents Mr. James F. Kirsch's annual automobile allowance of $13,200 and financial planning services paid by us in the amount of $4,280.

(19) This figure represents a RRSP contribution in the amount of $13,500, reimbursement of expenses for housing accommodations in the amount of $12,420 and an insurance premium paid by us in the amount of $805 for the benefit of Mr. Smith.

(20) This figure has been restated from our 2001 Management Proxy Circular to reflect a moving allowance provided to Mr. James F. Kirsch in the amount of $25,000.

(21) Amounts shown for 2001 reflect approximately five months of employment.

(22) This figure represents Dr. Alfred E. Steck's annual automobile allowance of $4,800 (pro-rated to reflect approximately five months of employment) and financial planning services paid by us in the amount of $9,000.

(23) This figure represents the amount paid to Dr. Alfred E. Steck pursuant to the terms of his employment agreement upon termination of his employment with us on May 17, 2001. See "Termination Agreements ". Of this amount $13,500 represents contributions to Dr. Steck's RRSP and an insurance premium paid by us in the amount of $358 for the benefit of Dr. Steck.

(24) This figure represents 1,665 Common shares valued at $239,075 that were issued to Mr. David S. Smith as part of his signing bonus.

(25) This figure represents a cash signing bonus paid to Mr. David S. Smith.

(26) This figure represents a cash bonus paid to Mr. James F. Kirsch in December 2001 pursuant to his full-time temporary employment agreement with BPC.

LONG TERM COMPENSATION

The following table sets forth the grants of options to purchase our Common shares issued to our Named Executive Officers on March 1, 2001 and November 30, 2001. Options granted on March 1, 2001 were part of our annual option grant. Options granted on November 30, 2001 were issued to all our employees, including certain Named Executive Officers, who entered into new employment agreements with us as a result of our acquisition of Xcellsis and Ecostar.


                                              OPTION GRANTS DURING 2001
                           -------------------------------------------------------------
                                         % OF TOTAL                      MARKET VALUE
                                           OPTIONS                       OF SECURITIES
                            SECURITIES    GRANTED TO                       UNDERLYING
                              UNDER      EMPLOYEES IN     EXERCISE OR    OPTIONS ON THE
                             OPTION        FINANCIAL       BASE PRICE     DATE OF GRANT
NAME                           (#)           YEAR        ($/SECURITY)     ($/SECURITY)        EXPIRATION DATE
----                       -----------   -------------   -------------   ---------------     -------------------
Firoz A. Rasul               120,000         3.9%            71.00           71.00             March 3, 2011
                              15,000         0.5%            43.80           43.80             November 30, 2011

Noordin S.K. Nanji            60,000         2.0%            71.00           71.00             March 3, 2011
                              15,000         0.5%            43.80           43.80             November 30, 2011

Eamonn J. Percy               60,000         2.0%            71.00           71.00             March 3, 2011
                              15,000         0.5%            43.80           43.80             November 30, 2011

Paul C. Lancaster             45,000         1.5%            71.00           71.00             March 3, 2011
                              15,000         0.5%            43.80           43.80             November 30, 2011

David S. Smith                30,000         1.0%            71.00           71.00             March 3, 2011
                              15,000         0.5%            43.80           43.80             November 30, 2011

Layle K. Smith               120,000         3.9%            71.00           71.00             March 3, 2011

James F. Kirsch               60,000         2.0%            71.00           71.00             March 3, 2011

Dr. Alfred E. Steck           45,000         1.5%            71.00           71.00             March 3, 2011



     The following table sets forth the values of all outstanding options for Common shares held by our Named Executive Officers as at December 31, 2001.

                               AGGREGATED OPTION EXERCISES DURING 2001 AND YEAR-END OPTION VALUES(1)
                        ------------------------------------------------------------------------------------
                                                                                     VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         SECURITIES    AGGREGATE        DECEMBER 31, 2001             DECEMBER 31, 2001
                          ACQUIRED       VALUE                  (#)                           ($)
                        ON EXERCISE    REALIZED    ----------------------------  ---------------------------
NAME                        (#)           ($)       EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                    -----------   -----------  ------------- --------------  ------------ --------------
Firoz A. Rasul           255,000      18,583,125       937,123      15,000        19,605,127      50,400

Noordin S.K. Nanji         --            --            240,500      15,000           824,829      50,400

Eamonn J. Percy           24,000         517,500       168,500      15,000           614,085      50,400

Paul C. Lancaster          --            --            260,435      15,000         4,581,075      50,400

David S. Smith             --            --             60,000      15,000              --        50,400

Layle K. Smith           140,000       1,401,950       333,186        --             747,425         --

James F. Kirsch            --            --            163,492        --             236,387         --

Dr. Alfred E. Steck        --            --            318,441      90,000         9,557,667     310,950


(1) In addition to the granting of options to purchase our Common shares, between 1999 and 2000, certain of our Named Executive Officers also received options to purchase common shares of our subsidiary, Ballard Generation Systems Inc. In 2000, our shareholders approved the Ballard Power Systems/Ballard Generation Systems Share Exchange Plan (the "Share Exchange Plan"), which permitted holders of shares of Ballard Generation Systems acquired on the exercise of stock options to exchange these shares for our Common shares. We have included in this table, as if they were options of Ballard, the number of our Common shares issuable to the Named Executive Officers under the Share Exchange Plan, with the value calculated using the price of our Common shares on the date of grant of the options to purchase shares of Ballard Generation Systems as the exercise price.

TERMINATION AGREEMENTS

     In May 2001, Dr. Alfred E. Steck's employment with us ceased. Pursuant to the terms of his employment agreement, we paid to Dr. Steck $801,341 representing payment for wages, benefits and bonuses in lieu of notice.

     On November 30, 2001, Mr. Layle K. Smith exercised his termination rights under his employment agreement. Under his employment agreement, if he left his employment with us during a "change of control" period, we are required to pay him an amount equal to twice his annual compensation. A change of control, as defined in Mr. Smith's employment agreement, was deemed to occur on November 30, 2001 upon our acquisition of the interests of DaimlerChrysler and Ford in Xcellsis and Ecostar and the increase of their combined ownership interests in Ballard. As a result, Mr. Smith was paid $2,657,288. See "All Other Compensation" in the Summary Compensation Table for Named Executive Officers. Mr. Smith is currently serving as a consultant for us pursuant to an agreement that expires on June 1, 2002.

     In accordance with Mr. Smith's employment agreement all options held by him vested and were available for immediate exercise as at November 30, 2001. Pursuant to a termination agreement reached with Mr. Smith, we agreed to allow all of the vested share options held by Mr. Smith to be exercised until July 1, 2002, which is 30 days after the termination date of his six month consulting relationship with us.

     Mr. James F. Kirsch also exercised his termination rights under his employment agreement on the same basis as Mr. Smith. Consequently, we must pay him an amount equal to twice his annual compensation. Pursuant to a termination agreement reached with Mr. Kirsch, this payment will be made to Mr. Kirsch upon the termination of his full-time temporary employment with BPC on June 1, 2002. In accordance with Mr. Kirsch's employment agreement all options held by Mr. Kirsch vested and were available for immediate exercise as at November 30, 2001. Pursuant to the termination agreement, we agreed to allow all of the vested share options held by Mr. Kirsch to be exercised until July 1, 2002, which is 30 days after the termination of his full-time temporary employment with BPC.

     Effective November 30, 2001, we entered into employment agreements with each of our executive officers, including all our current Named Executive Officers (namely, Firoz A. Rasul, Noordin S.K. Nanji, Paul C. Lancaster, and David S. Smith.) The employment agreements have indefinite terms, provide for payments to be made on termination without sufficient notice and otherwise include standard industry terms and conditions. If a Named Executive Officer is terminated after a change of control, or resigns following a "change of control" and the occurrence of certain events, including those related to a change in his status or duties, the officer will be entitled to a payment equal to twice his annual compensation, which includes his annual salary, bonus and benefits, and to the immediate vesting of all of his options to purchase our Common shares. A "change of control" under the employment agreements is deemed to occur, among other things, upon the acquisition of at least 50% of our outstanding Common shares by a person or group of persons acting together, upon the sale of all or most of our assets or upon our merger or amalgamation with another company. If a Named Executive Officer is terminated without cause on or before the second anniversary of the effective date of the employment agreement, then such officer will be entitled to a payment equal to twice his annual compensation. If a Named Executive Officer is terminated without cause at any time after the second anniversary of the effective date of the employment agreement, then such officer will be entitled to a payment ranging from a minimum of 12 months to a maximum of 24 months compensation.

COMPENSATION OF DIRECTORS

     We remunerate directors who are not officers of Ballard for services to the board, committee participation and special assignments. We do not remunerate directors appointed by DaimlerChrysler or Ford due to their internal conflict of interest guidelines. Remuneration for each eligible director during 2001 was as follows:

o   Annual Retainer (Lead Director)
    -- Payable in Cash ($27,500) and Common shares ($12,500)       $40,000

o   Annual Retainer (Committee Chair)
    -- Payable in Cash ($17,500) and Common shares ($12,500)       $30,000

o   Annual Retainer (Directors other than Committee Chairs)
    -- Payable in Cash ($12,500) and Common shares ($12,500)       $25,000

o   Board Meeting Attendance Fee                                   $ 1,250  per meeting

o   Committee Meeting Attendance Fee
    -- Committee Chair                                             $ 1,250  per meeting
    -- Committee Member                                            $ 1,000  per meeting


     All directors are reimbursed for travel and other reasonable expenses incurred in attending board meetings. As our current Chairman of the Board is also our Chief Executive Officer, no fees are paid to him in his capacity as Chairman.

     In 2001, options were granted to directors as follows:

                                                               MARKET VALUE OF SECURITIES
                                OPTIONS        EXERCISE OR     UNDERLYING OPTIONS ON THE
                                GRANTED         BASE PRICE           DATE OF GRANT
NAME(1)                           (#)          ($/SECURITY)          ($/SECURITY)                 EXPIRATION DATE
-------                         -------        ------------    --------------------------        -----------------
Stephen T. Bellringer            6,000            88.50                  88.50                   May 17, 2011
                                 2,500            43.80                  43.80                   November 30, 2011

James R. Leva                    6,000            88.50                  88.50                   May 17, 2011
                                 2,500            43.80                  43.80                   November 30, 2001

Raymond Royer                    6,000            88.50                  88.50                   May 17, 2011
                                 2,500            43.80                  43.80                   November 30, 2011

John Sheridan                    6,000            88.50                  88.50                   May 17, 2011
                                 2,500            43.80                  43.80                   November 30, 2011

Douglas W.G. Whitehead           6,000            88.50                  88.50                   May 17, 2011
                                 2,500            43.80                  43.80                   November 30, 2011

----------
(1) We made two option grants to our directors in 2001. The first grant, on May 17, 2001, of an option to each director to purchase 6,000 of our Common shares, was our annual option grant. The second grant, on November 30, 2001, of an option to each unrelated, outside director to purchase 2,500 Common shares, was granted as compensation for their attendance at 16 meetings of an independent committee of the board of directors held to consider our acquisition of the interests of DaimlerChrysler and Ford in Xcellsis and Ecostar.


INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

     In accordance with their respective terms of employment and relocation, we loaned $350,000 to each of John P. Harris and James F. Kirsch and $300,000 to Michael J. Murry to assist each of them in the purchase of a home (the "Home Purchase Loans "). Mr. Harris joined Ballard in October 2000 as Vice President, Marketing. Mr. Kirsch joined Ballard in November 1999 as a Vice President and as President of Ballard Generation Systems Inc. Mr. Murry joined Ballard in October 2000 as Chief Operating Officer of Ballard Generation Systems Inc.

     The Home Purchase Loans, with the exception of Mr. Kirsch's Home Purchase Loan, were renegotiated in 2002 and new loans were granted to Mr. Harris and Mr. Murry in replacement of the Home Purchase Loans (the "New Home Purchase Loans") effective March 1, 2002. The New Home Purchase Loans are in the same principal amounts as previously granted and are interest-free. Each of Messrs. Harris and Murry has delivered to us a new demand promissory note in the principal amount as evidence of his loan. Under the terms of the New Home Purchase Loans we may require further security for each of the loans, including a fixed mortgage and charge on the home acquired with the proceeds of the loan. Pursuant to an agreement with Mr. Harris, we may be required to waive repayment of the amount outstanding under his loan as at October 1, 2005, provided Mr. Harris is still employed by us at that time.

     Mr. Kirsch's Home Purchase Loan bears interest at the rate of 5% per year. Mr. Kirsch has delivered to us a promissory note in the principal amount loaned to him as evidence of his loan. We may require further security for his loan, including a fixed mortgage and charge on the home acquired with the proceeds of the loan. Under Mr. Kirsch's termination agreement dated November 30, 2001, we may be required to waive a portion of the amount outstanding under his loan 30 days following the termination of his full-time temporary employment with BPC.

     In addition to the New Home Purchase Loans and Mr. Kirsch's Home Purchase Loan, we have also made loans to certain of our senior officers to assist them in paying a portion of their taxes due in 2000 related to compensation paid in the form of Common shares.

     The compensation we pay to our senior officers is a combination of cash and our Common shares. When our Common shares are issued to a senior officer as compensation, the senior officer is deemed, for tax purposes, to have received the fair value of the shares at the time of issue, even if the shares have not been sold. As a result of routine trading restrictions imposed by Ballard on its senior officers, two officers, Noordin S.K. Nanji and Paul C. Lancaster, were not able in a timely manner to sell a sufficient number of shares to fund the tax liability accrued in respect of the payment of their employment compensation through the issue of shares. The amounts loaned were $440,000 to Mr. Nanji and $350,000 to Mr. Lancaster (the "Tax Assistance Loans").

     The Tax Assistance Loans were renegotiated in 2002 and effective March 1, 2002 such loans became interest-free. The Tax Assistance Loans are evidenced by a promissory note and as security for the loan, each borrower has pledged certain options he holds to purchase our Common shares. The Tax Assistance Loans are to be repaid on the earlier of (a) April 30, 2004, (b) the date on which our Common shares trade over a specified price on the TSE, and (c) in certain circumstances, the termination of the borrower's employment with us. The date for repayment of the Tax Assistance Loans may be extended to April 30, 2005 if our Common shares are not trading over a specified price on the TSE on April 30, 2004. Any proceeds from the sale of shares resulting from the exercise of the options pledged as security for the Tax Assistance Loans must be applied to reduce the amount outstanding under the loans.

     As at March 20, 2002, the aggregate indebtedness to us, or any of our subsidiaries, of our current or former directors, officers and employees was $1,806,613. The following table sets out that indebtedness.


   TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

                                        INVOLVEMENT OF ISSUER           LARGEST AMOUNT          AMOUNT OUTSTANDING AS
NAME AND PRINCIPAL POSITION                 OR SUBSIDIARY             OUTSTANDING IN 2001         AT MARCH 20, 2002
---------------------------             ---------------------         -------------------       ---------------------
Noordin S.K. Nanji                             Lender                      $454,986                    $443,109
Vice President, Strategic
Development and Corporate
Secretary

James F. Kirsch(1)                             Lender                      $368,363                    $354,749
Former Vice President and
President, Ballard Generation
Systems

John P. Harris                                 Lender                      $370,172                    $353,436
Vice President, Marketing

Paul C. Lancaster                              Lender                      $361,921                    $352,473
Vice President, Finance

Michael J. Murry                               Lender                      $315,342                    $302,846
Vice President, Power Generation

----------
(1) Mr. Kirsch's employment as a Vice President and as President of Ballard Generation Systems Inc. terminated on November 30, 2001 and he is currently a full-time temporary employee of BPC until June 1, 2002.


DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     Under an existing policy of insurance, we are entitled to be reimbursed for indemnity payments we are required or permitted to make to our directors and officers. Our directors and officers as individuals are insured for losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy). The policy provides maximum coverage in any one policy year of US$20 million in annual claims (subject to a deductible of US$100,000 to US$200,000 per claim, payable by us). The annual premium in the current fiscal year is US$130,000. The premiums for the policy are not allocated between directors and officers as separate groups.


                             ADDITIONAL INFORMATION

     Additional information relating to us is included in our Annual Report for the year ended December 31, 2001, which includes our audited financial statements for the years ended December 31, 2001 and 2000 and the accompanying audit report. Copies of the Annual Report and the relevant portion of any documents incorporated by reference in the Annual Report, copies of our most current annual information form and interim financial statements, as well as additional copies of this proxy circular, may be obtained upon request from our Corporate Secretary, at 9000 Glenlyon Parkway, Burnaby, British Columbia V5J 5J9.

     Any shareholder who intends to present a proposal at our 2003 annual meeting of shareholders must send the proposal to our Corporate Secretary at 9000 Glenlyon Parkway, Burnaby, British Columbia V5J 5J9. In order for the proposal to be included in the proxy materials we send to shareholders for that meeting, the proposal

     o    must be received by us no later than January 13, 2003, and

     o    must comply with the requirements of section 137 of the CBCA.

     We are not obligated to include any shareholder proposal in our proxy materials for the 2003 annual meeting if the proposal is received after the January 13, 2003 deadline.


                                        BY ORDER OF THE BOARD


                                        "Noordin S.K. Nanji"


                                        Noordin S.K. Nanji
                                        Vice President, Strategic Development
                                        and Corporate Secretary

Dated: March 20, 2002

                                   APPENDIX B

                           BALLARD POWER SYSTEMS INC.

                                  BY-LAW NO. 1


                               TABLE OF CONTENTS

                                                                           PAGE
                                                                            NO.
                                                                           ----
PART 1   INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4

PART 2   BUSINESS OF THE CORPORATION . . . . . . . . . . . . . . . . . . .  B-4
  Corporate Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Reproduction of Seal . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Affixation of Seal . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Execution of Documents . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Reproduced Signatures. . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Fiscal Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
  Banking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
  Voting Rights in Other Bodies Corporate. . . . . . . . . . . . . . . . .  B-5

PART 3   BORROWING AND SECURITIES. . . . . . . . . . . . . . . . . . . . .  B-5
  Borrowing Power. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
  Delegation of Borrowing Authority. . . . . . . . . . . . . . . . . . . .  B-5
  Rights Attaching to Debt Obligations . . . . . . . . . . . . . . . . . .  B-5

PART 4   DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Calling of Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Notice of Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Chairperson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Remuneration and Expenses. . . . . . . . . . . . . . . . . . . . . . . .  B-6
  Additional Remuneration. . . . . . . . . . . . . . . . . . . . . . . . .  B-6

PART 5   COMMITTEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
  Transaction of Business. . . . . . . . . . . . . . . . . . . . . . . . .  B-7

PART 6   PROTECTION OF DIRECTORS AND OTHERS. . . . . . . . . . . . . . . .  B-7
  Contracts with the Corporation . . . . . . . . . . . . . . . . . . . . .  B-7
  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . . .  B-7
  Amplification of Rights. . . . . . . . . . . . . . . . . . . . . . . . .  B-8

PART 7   SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
  Registration of Transfers. . . . . . . . . . . . . . . . . . . . . . . .  B-8
  Separate Instruments of Transfer . . . . . . . . . . . . . . . . . . . .  B-8
  Transfer Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
  Lost or Destroyed Certificate. . . . . . . . . . . . . . . . . . . . . .  B-8

                                                                           PAGE
                                                                            NO.
                                                                           ----

PART 8   DIVIDENDS AND RIGHTS. . . . . . . . . . . . . . . . . . . . . . .  B-8
  Declaration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Valuation of Non-Cash Dividends. . . . . . . . . . . . . . . . . . . . .  B-9
  Dividend Cheques . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Cheques to Joint Holders . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Non-receipt of Cheques . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Unclaimed Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9

PART 9   MEETINGS OF SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . .  B-9
  Chairperson of Meeting . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Choosing the Chairperson . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Secretary of Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Scrutineers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
  Meeting By Electronic Means. . . . . . . . . . . . . . . . . . . . . . . B-10
  Persons Entitled to be Present . . . . . . . . . . . . . . . . . . . . . B-10
  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
  No Proxy Lodged. . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
  Joint Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
  Votes to Govern. . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
  Show of Hands. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
  Result of Vote on Show of Hands. . . . . . . . . . . . . . . . . . . . . B-10
  Demand for Ballot. . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Vote by Ballot . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Poll . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Adjournment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Rulings by the Chairperson . . . . . . . . . . . . . . . . . . . . . . . B-11

PART 10  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Notice to Joint Shareholders . . . . . . . . . . . . . . . . . . . . . . B-11
  Signature to Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
  Effective Date of Notice . . . . . . . . . . . . . . . . . . . . . . . . B-12
  Omissions and Errors . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
  Persons Entitled by Death or Operation of Law. . . . . . . . . . . . . . B-12
  Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
  Waiver in Writing. . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12

                           BALLARD POWER SYSTEMS INC.

                                  BY-LAW NO. 1


                                     PART 1

                                 INTERPRETATION


DEFINITIONS

1.1  In the by-laws, except as the context otherwise requires,

     (a) ACT means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 or any statute substituted therefor, as amended, and the regulations made under the Act,

     (b)  APPOINT includes "elect" and vice versa,

     (c)  ARTICLES means the articles of the Corporation,

     (d)  BOARD means the board of directors of the Corporation,

     (e)  BY-LAWS means this by-law and all other by-laws of the Corporation,

     (f)  CORPORATION means Ballard Power Systems Inc.,

     (g) DOCUMENT includes a contract, electronic document or other instrument in writing,

     (h)  INSTRUMENT OF TRANSFER means

          (i) such form of transfer as may appear on the back of the share certificate evidencing the share proposed to be transferred, or

          (ii) such form of separate transfer document as is in general use or as adopted or permitted by the board,

     (i) MEETING OF SHAREHOLDERS means an annual or other meeting of shareholders of the Corporation, and a meeting of holders of a class or series of shares in the Corporation, and

     (j)  RECORDED ADDRESS means

          (i) in the case of a shareholder, the shareholder's address as recorded in the securities register,

          (ii) in the case of joint shareholders, the address appearing in the securities register in respect of their joint holding, or the first address so appearing if there is more than one, and

          (iii) in the case of a director, officer, or auditor, the address of the director, officer or auditor recorded in the records of the Corporation.

INTERPRETATION

1.2  In the interpretation of these by-laws,

     (a)  a word importing singular number includes the plural and vice versa,

     (b)  a word importing gender includes the masculine, feminine and neuter,

     (c) a word importing a person includes an individual, a body corporate, a partnership, a trust, an estate and an unincorporated organization, and

     (d) a word or expression defined in the Act for the purposes of the entire Act has the meaning so defined.

HEADINGS

1.3 The division of a by-law into parts and the headings of parts and sections will be considered as for convenience of reference only and will not affect the construction or interpretation of the by-law.


                                     PART 2

                          BUSINESS OF THE CORPORATION


CORPORATE SEAL

2.1 The board may adopt a corporate seal for the Corporation and adopt a new corporate seal in replacement of a corporate seal previously adopted.

REPRODUCTION OF SEAL

2.2 Any two of the chairman, the president, a vice-president or the corporate secretary may authorize a person engaged by the Corporation to engrave, lithograph or print a document (including a negotiable instrument) on which a reproduction of the signature of a director or officer of the Corporation is, in accordance with these by-laws, electronically printed or otherwise mechanically reproduced, to cause the Corporation's seal to be affixed to the document by the use of an unmounted die reproducing the Corporation's seal.

AFFIXATION OF SEAL

2.3 The corporate seal of the Corporation will not be affixed to a document except by or in the presence of

     (a)  a person authorized to do so by a by-law or the board, or

     (b) the corporate secretary or an assistant corporate secretary for the purpose of certifying a copy of, or extract from, the articles or by-laws of the Corporation, minutes of a meeting or resolution of the shareholders or the board or a committee of the board, or a document executed or issued by the Corporation.

EXECUTION OF DOCUMENTS

2.4 Documents requiring execution by the Corporation may be signed on behalf of the Corporation by the person authorized by the board. The board may appoint a person on behalf of the Corporation to sign documents generally or to sign specific documents.

REPRODUCED SIGNATURES

2.5 A document on which the signature of an officer or director of the Corporation that is, by authority of the board, electronically printed, lithographed, engraved or otherwise reproduced upon the document to be executed or issued by the Corporation or any of it officers or directors will be valid as if the signature had been placed manually by such person and will be so valid notwithstanding that, at the time of the issue or delivery of the document, the person is deceased, has ceased to hold office giving rise to such person's authority or is otherwise unable to personally sign the document.

FISCAL PERIOD

2.6 The fiscal period end of the Corporation will be as determined by the board.

BANKING

2.7 The Corporation may maintain one or more accounts in its name with such banks, trust companies and other depositories within or outside Canada as determined by the board and banking business of the Corporation, including the borrowing of money and the giving of security, will be transacted as authorized by a by-law or the board.

VOTING RIGHTS IN OTHER BODIES CORPORATE

2.8 To enable to the Corporation to exercise voting rights attaching to securities held by the Corporation,

     (a) any two of the chairman, the president, a vice-president or the corporate secretary may execute and deliver proxies and arrange for the issuance of voting certificates or other evidences of such rights in favour of the person determined by the officers executing such proxies, and

     (b) the board may direct the manner in which and the person by whom any particular voting rights may or will be exercised.


                                     PART 3

                            BORROWING AND SECURITIES


BORROWING POWER

3.1 Except as otherwise provided in the articles, without limiting the powers of the Corporation as set forth in the Act, the board may cause the Corporation to

     (a)  borrow money on the credit of the Corporation,

     (b) give a guarantee or undertaking of indemnity on behalf of the Corporation to secure the payment or performance of a present or future indebtedness or other obligation of another person,

     (c) issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness or guarantee of the Corporation, whether secured or unsecured, and

     (d) charge, mortgage, hypothecate, pledge or otherwise create a security interest in any or all property of the Corporation, owned or subsequently acquired, to secure the payment or performance of a present or future indebtedness or other obligation of the Corporation.

DELEGATION OF BORROWING AUTHORITY

3.2 The board may delegate to a person any or all of the powers conferred on the board by ss.3.1 to such extent and in such manner as determined by the board.

RIGHTS ATTACHING TO DEBT OBLIGATIONS

3.3 A debt obligation of the Corporation may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attendance and voting at a meeting of shareholders, appointment of directors or otherwise and may by its terms be assignable free from any equities between the Corporation and the person to whom it is issued or a subsequent holder of it, all as determined by the board.

                                     PART 4

                                   DIRECTORS


CALLING OF MEETINGS

4.1 The chairman or the president may, and the corporate secretary upon the request of a director will, convene a meeting of the board.

NOTICE OF MEETING

4.2 Except as otherwise provided in the articles, notice of the time and place of a meeting of the board must be given to each director not less than 48 hours before the time when the meeting is to be held, but

     (a) the notice need not specify what matters are to be dealt with at the meeting other than as required by the Act,

     (b) no notice will be necessary if all the directors are present in person or if those directors who are absent have signified consent to the holding of the meeting,

     (c)  no notice need be given to a director appointed at the meeting, and

     (d) no notice of a meeting that begins within 24 hours after the end of a meeting of shareholders need be given to a director elected at that meeting of shareholders.

QUORUM

4.3 The board may fix the quorum required for the transaction of business at a meeting of the board and, if not so fixed, the quorum will be a majority of the directors who are directors at the time of such meeting.

CHAIRPERSON

4.4 The chairperson of a meeting of the board will be the first mentioned of the chairman or the president, provided the president is a director, but if no such director is present within 15 minutes after the time appointed for holding the meeting, or if each such director who is present indicates unwillingness to act as the chairperson of the meeting, then the lead director will act as the chairperson of the meeting provided that such lead director is present within 15 minutes after the time appointed for holding the meeting, or if such lead director indicates an unwillingness to act as the chairperson of the meeting, then the directors present will choose one of their number to be the chairperson.

VOTING

4.5 Except as otherwise provided in the articles, a question arising at a meeting of the board will be decided by a majority of the votes cast and in case of an equality of votes the chairperson may not exercise a second or casting vote.

REMUNERATION AND EXPENSES

4.6 Directors will be paid such remuneration for their services to the Corporation as determined by the board and will be reimbursed by the Corporation for travelling and other expenses properly incurred by them in attending a meeting of the board or a committee of the board or a meeting of shareholders.

ADDITIONAL REMUNERATION

4.7 Remuneration payable to a director who is also an officer or employee of the Corporation, or who serves the Corporation in a professional capacity, will be in addition to the director's salary as an officer or employee or professional fees.

                                     PART 5

                                   COMMITTEES


TRANSACTION OF BUSINESS

5.1 Except as otherwise determined by the board, proceedings of a committee of the board will be governed as follows:

     (a) the powers of the committee may be exercised by a meeting at which a quorum of the committee is present;

     (b)  a majority of the members of the committee will constitute a quorum;

     (c) meetings of the committee may be held at any place within or outside of Canada;

     (d) a question arising at a meeting will be determined by a majority of the votes cast and in the case of an equality of votes the chairperson of the meeting will not exercise a second or casting vote;

     (e) the committee may determine when it will hold and adjourn meetings and may elect its chairperson, make rules for the conduct of its business and appoint such assistants as it deems necessary; and

     (f) the committee will keep regular minutes of its transactions and report its transactions to the board as required by the board.


                                     PART 6

                       PROTECTION OF DIRECTORS AND OTHERS


CONTRACTS WITH THE CORPORATION

6.1  Subject to the Act and except as otherwise determined by the board,

     (a) no director is, by being a director, or by reason of holding any other office or place of profit under the Corporation or under a person in which the Corporation is a shareholder or otherwise interested, disqualified from entering into a contract, transaction or arrangement with the Corporation either as vendor, purchaser or otherwise, or from being concerned or interested in any manner in a contract, transaction or arrangement made or proposed to be entered into with the Corporation,

     (b) no such contract, transaction or arrangement is thereby void or liable to be avoided,

     (c) no director is liable to account to the Corporation for profit arising from such office or place of profit or realized by such contract, transaction or arrangement,

     (d) no director is obligated to make a declaration or disclosure of interest or refrain from voting, and

     (e) no contract or transaction is invalid or voidable, and no director is accountable to the Corporation or a shareholder in respect of the contract or transaction, by reason that the director did not disclose any interest.

LIMITATION OF LIABILITY

6.2 Except as otherwise provided in the Act, no director or officer will be liable for

     (a) the acts, receipts, neglects or defaults of any other person, or for joining in a receipt or act for conformity,

     (b) a loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to property acquired by, for, or on behalf of the Corporation,





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


     (c) the insufficiency or deficiency of a security in or upon which moneys of the Corporation are invested,

     (d) a loss or damage arising from the bankruptcy, insolvency or wrongful act of a person with whom money, security or other property of the Corporation is lodged or deposited, or

     (e) any other loss, damage, or misfortune that may arise out of the execution of the duties of a director or in relation thereto.

AMPLIFICATION OF RIGHTS

6.3 The provisions of this Part are in amplification of or in addition to, and not by way of limitation of or substitution for, any right, immunity or protection conferred on a director or officer by law or otherwise.


                                     PART 7

                                     SHARES


REGISTRATION OF TRANSFERS

7.1  In order to effect a transfer of a share,

     (a) an instrument of transfer must be executed by the registered holder of the share, or the holder's attorney duly authorized in writing, in which case evidence satisfactory to the board of such authorization must be delivered to the Corporation's transfer agent for such shares or, if the Corporation has no transfer agent for such shares, to the records office of the Corporation,

     (b) the execution of the instrument of transfer must be attested and validated as reasonably required by the board, and

     (c) the certificate evidencing the share to be transferred, if one was issued by the Corporation, and the instrument of transfer must be delivered to the Corporation's transfer agent for such shares or, if the Corporation has no transfer agent for such shares, to the records office of the Corporation.

SEPARATE INSTRUMENTS OF TRANSFER

7.2 There must be a separate instrument of transfer for each class or series of share proposed to be transferred.

TRANSFER FEE

7.3 There must be paid to the Corporation or its transfer agent for such share in respect of the registration of a transfer or transmission such fee as determined by the board.

LOST OR DESTROYED CERTIFICATE

7.4 If a share certificate of the Corporation is worn out, defaced, lost or destroyed, it may be replaced on payment of the charge and on the terms for evidence and indemnity as the directors determine.


                                     PART 8

                              DIVIDENDS AND RIGHTS


DECLARATION

8.1 The board may, as permitted by law, declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.





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


INTEREST

8.2  No dividend will bear interest against the Corporation.

VALUATION OF NON-CASH DIVIDENDS

8.3  The board will determine the value of a dividend not paid in money.

DIVIDEND CHEQUES

8.4 A dividend payable in money may be paid by cheque of the Corporation or its paying agent to the order of the registered holder of the shares on which it is being paid and mailed by prepaid ordinary mail to the holder at the holder's recorded address or as the holder otherwise directs. The mailing of such cheque in such manner, unless such cheque is not paid on presentation, will satisfy and discharge the Corporation from the liability for the dividend to the extent of the sum represented by such cheque plus the amount of any tax which the Corporation is required to and does withhold.

CHEQUES TO JOINT HOLDERS

8.5 In the case of joint holders, a cheque in payment of a dividend will, unless they otherwise jointly direct, be made payable to the order of all of them and mailed to them at their recorded address.

NON-RECEIPT OF CHEQUES

8.6 If a dividend cheque is not received by the person to whom it is so sent or is lost, mutilated or destroyed, the Corporation will issue a replacement cheque for a like amount on such terms as to evidence of non-receipt, loss, mutilation or destruction and of title, indemnity and reimbursement of expense as prescribed by the board, whether generally or in any particular case.

UNCLAIMED DIVIDENDS

8.7 A dividend unclaimed for six years after the date of record for payment will be forfeited and revert to the Corporation.


                                     PART 9

                            MEETINGS OF SHAREHOLDERS


CHAIRPERSON OF MEETING

9.1 The chairperson of a meeting of shareholders will be the first of the chairman, the president, lead director or a vice-president in order of seniority, who is present at the meeting and is willing to act.

CHOOSING THE CHAIRPERSON

9.2 If no such individual willing to act is present within 15 minutes after the time fixed for holding the meeting, the persons present and entitled to vote may choose one of their number to be chairperson.

SECRETARY OF MEETING

9.3 If the corporate secretary of the Corporation is absent or unwilling to act, the chairperson will appoint some person, who need not be a shareholder, to act as secretary of the meeting.

SCRUTINEERS

9.4 One or more scrutineers, who need not be shareholders, may be appointed by resolution or by the chairperson with the consent of the meeting.

MEETING BY ELECTRONIC MEANS

9.5 The board may determine that a meeting of shareholders called by the board will be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

PERSONS ENTITLED TO BE PRESENT

9.6 The only persons entitled to be present at a meeting of shareholders will be those entitled to vote at such meeting, the directors and the auditor of the Corporation and any other person who, although not entitled to vote, is entitled or required under a provision of the Act or the articles or by-laws to be present at the meeting, and any other person may be admitted only on the invitation of the chairperson of the meeting.

QUORUM

9.7 A quorum for the transaction of business at a meeting of shareholders is at least two individuals present at the commencement of the meeting holding, or representing by proxy the holder or holders of shares carrying in the aggregate not less than five percent of the votes eligible to be cast at the meeting.

NO PROXY LODGED

9.8 The chairperson of a meeting of shareholders may, subject to regulations so made, in the chairperson's discretion accept such electronically transmitted or other written communication as to the authority of anyone claiming to vote on behalf of and to represent a shareholder notwithstanding that no proxy conferring such authority has been lodged with the Corporation, and votes given in accordance with such electronically transmitted or written communication accepted by the chairperson will be valid and will be counted.

JOINT SHAREHOLDERS

9.9 If two or more of the joint holders of a share are present in person or represented by proxy and vote, the vote of that one of them, or of the proxy holder for that one of them, whose name appears first on the securities register of the Corporation in respect of the share will be accepted to the exclusion of the vote of another, or of the proxy holder for another, of such joint holders.

VOTES TO GOVERN

9.10 At a meeting of shareholders every question will, except as otherwise required by the articles or by-laws, be determined by a majority of the votes cast on the question, and in case of an equality of votes, either on a show of hands or on a poll, the chairperson of the meeting will not be entitled to a second or casting vote.

SHOW OF HANDS

9.11 On a show of hands every person who is present and entitled to vote will have one vote.

RESULT OF VOTE ON SHOW OF HANDS

9.12 Whenever a vote by show of hands is taken on a question, then unless a ballot thereon is required or demanded, a declaration by the chairperson of the meeting that the vote on the question has been carried or carried by a particular majority or not carried, and an entry to that effect in the minutes of the meeting, will be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the question, and the result of the vote so taken will be the decision of the shareholders upon such question.

DEMAND FOR BALLOT

9.13 A demand for a ballot may be withdrawn at any time before the ballot is taken.

VOTE BY BALLOT

9.14 If a ballot is taken each person present will be entitled to one vote, or such other number of votes as the articles provide, in respect of each share that such person is entitled to vote on the question at the meeting, and the result of the ballot so taken will be the decision of the shareholders upon such question.

POLL

9.15 A poll demanded on the election of a chairperson, or on a question of adjournment will be taken forthwith, and a poll demanded on any other question will be taken at such time as the chairperson of the meeting directs.

ADJOURNMENT

9.16 The chairperson of a meeting of shareholders may, with the consent of the meeting, adjourn the meeting.

RULINGS BY THE CHAIRPERSON

9.17 The chairperson of a meeting of shareholders will have regard to accepted rules of parliamentary procedure, and

     (a) the chairperson will have absolute authority over matters of procedure and there will be no appeal from the ruling of the chairperson, but if the chairperson, in the chairperson's absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure at a meeting of shareholders or part of such meeting, the chairperson will so state and will clearly state the rules under which the meeting or the appropriate part of such meeting will be conducted,

     (b) a dispute as to the admission or rejection of a vote will be determined by the chairperson and the chairperson's determination will be final and conclusive,

     (c) if disorder arises that prevents continuation of the business of a meeting, the chairperson may quit the chair and declare the meeting to be adjourned, and upon the chairperson's so doing, the meeting is, notwithstanding s.s. 9.16, immediately adjourned, and

     (d) the chairperson may ask or require anyone who is not a registered shareholder entitled to vote at the meeting or proxyholder representing such a shareholder to leave the meeting.


                                    PART 10

                                    NOTICES


NOTICE TO JOINT SHAREHOLDERS

10.1 If two or more persons are registered as joint holders of a share, a notice must be directed to all of them but need be delivered or addressed only to the recorded address to be sufficient notice to all.

SIGNATURE TO NOTICE

10.2 The signature to a notice to be given by the Corporation may be written, stamped, typewritten or printed.

EFFECTIVE DATE OF NOTICE

10.3 A notice sent by any means of electronic transmission or any other form of recorded communication will be deemed to have been given on the day when it is transmitted by the Corporation or, if transmitted by another, on the day when it is dispatched or delivered to the appropriate communication company or agency or its representative for dispatch, and a certificate or declaration in respect of any thereof in writing signed by an officer or by an employee of a transfer agent or registrar of the Corporation will be conclusive evidence of the matters therein certified or declared.

OMISSIONS AND ERRORS

10.4 The accidental omission to give a notice to a shareholder, director, officer, or auditor or the non-receipt of a notice by any such person or an error in a notice not affecting its substance will not invalidate an action taken at a meeting held pursuant to such notice or otherwise founded on it.

PERSONS ENTITLED BY DEATH OR OPERATION OF LAW

10.5 Every person who, by operation of law, transfer, death of a shareholder or any other means, becomes entitled to a share will be bound by every notice in respect of such share that is duly given to the shareholder from whom such person derives title to such share before such person's name and address is entered on the securities register (whether such notice is given before or after the happening of the event upon which such person becomes so entitled) and before such person furnishes to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

WAIVER OF NOTICE

10.6 A shareholder (or the duly appointed proxyholder of a shareholder), director, officer, auditor or member of a committee of the board may at any time in writing waive a notice, or waive or abridge the time for a notice, required to be given to such person under a provision of the Act, the articles, the by-laws or otherwise, and such waiver or abridgement, if given before the meeting or other event of which notice is required to be given, will cure a default in the giving or in the time of such notice, as the case may be.

WAIVER IN WRITING

10.7 A waiver referred to in s.s. 10.6 must be in writing except a waiver of notice of a meeting of shareholders or of the board or of a committee of the board which may be given in any manner and, in the case of a meeting of the board or of a committee of the board, will be deemed to be given by a director with respect to all business transacted after the director first attends the meeting.





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